                                                                     EXHIBIT 5.1

                                  May 16, 1997

Tenneco Inc.
1275 King Street
Greenwich, CT 06831

    Re:    Tenneco Thrift Plan for Hourly Employees, giving effect to the merger of the Tenneco
        Packaging 401(k) Savings Plan with and into the same

Ladies and Gentlemen:

    As General Counsel of Tenneco Inc., a Delaware corporation (the "Company"), I have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed under the Securities Act of 1933, as amended (the "Act"), on or about the date of this letter to register 64,000 shares of common stock, par value $.01 per share, including the associated preferred share purchase rights ( the "Shares") of the Company which may from time to time be offered or sold by the Company in connection with the Tenneco Thrift Plan for Hourly Employees, giving effect to the merger of the Tenneco Packaging 401(k) Savings Plan with and into the same (the "Plan").

    I am familiar with the Registration Statement and the exhibits thereto. I, or attorneys under my supervision, have also examined originals or copies, certified or otherwise, of such other documents, evidence of corporate action and instruments as I have deemed necessary or advisable for the purpose of rendering this opinion. As to questions of fact relevant to this opinion, I have relied upon certificates or written statements from officers and other appropriate representatives of the Company and its subsidiaries or public officials. In all such examinations I have assumed the genuineness of all signatures, the authority to sign and the authenticity of all documents submitted to me as originals. I have also assumed the conformity of originals of all documents submitted to me as copies.

    Based upon and subject to the foregoing, I am of the opinion that the Shares that will be originally issued under the Plan have been duly authorized and, when issued pursuant to and in accordance with the Plan, will be legally issued, fully paid and non-assessable.

    I hereby consent to the use of my name in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

                                          Very truly yours,

                                          /s/ THEODORE R. TETZLAFF